SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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CENTER BANCORP, INC.
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Dear Fellow Shareholder:	May 8, 2007

I am writing to you with some important news about Center Bancorp. Earlier this week, your Board of Directors announced that it had retained Keefe, Bruyette and Woods as its financial advisor to assist the Company in reviewing strategic alternatives. We anticipate reviewing a wide range of options, including a possible sale of the Company, but there can be no assurance of any particular outcome. We also intend to continue the implementation of our strategic plan, which we believe has improved the value and long-term prospects of your Company.

I want you to know that this is not a decision your Board takes lightly. We have a deep commitment to, and demonstrated track record of, taking action to create value for shareholders. We therefore decided to pursue this course to look at the best ways to maximize shareholder value for all our shareholders going forward.

Our Annual Meeting of Shareholders is just days away. I urge you to protect the long-term value of your investment and vote the BLUE proxy card TODAY for Center Bancorp’s Director nominees - Brenda Curtis, John J. Davis, Donald G. Kein and Norman F. Schroeder.

We believe that our board and management are the right team to conduct this strategic review. Your Board and Management are committed to conducting a careful and thorough process. Despite his protestations to the contrary, based on dissident investor Larry Seidman's track record of selling banks, we do not believe that the intentions of his Committee to Preserve Shareholder Value are in the best interests of all Center Bancorp shareholders.

We also believe the review of strategic alternatives will be best accomplished without the disruption of Mr. Seidman and other dissident directors on our board. I want to remind you that in 1995, the Office of Thrift Supervision issued a Cease and Desist Order and levied a Civil Money Penalty against Mr. Seidman, after finding that he recklessly engaged in unsafe and unsound practices in the business of an insured banking institution.

Let me be very clear about a critical point - your Board and Management have a demonstrated record of, creating long-term value for Center Bancorp shareholders. We pledge to make decisions about Center Bancorp in the best long-term interests of all of our shareholders, not just a small group interested in short-term gains.

Please vote the BLUE proxy card FOR the reelection of Directors Curtis, Davis, Kein and Schroeder TODAY. If you have received or submitted a WHITE proxy card please disregard that card and note that only your most recent vote counts. There is still time for shareholders who wish to change their vote to do so by contacting our proxy solicitor, Georgeson, Inc. at 1-888-897-6050.

Sincerely,
John J. Davis,
President and Chief Executive Officer

Additional Information

In connection with the 2007 Annual Meeting, Center Bancorp, Inc. filed a proxy statement with the Securities and Exchange Commission ("SEC") and commenced mailing to shareholders on or about April 5, 2007. Center Bancorp shareholders are urged to read the proxy statement carefully because it contains important information. Investors and shareholders may obtain a free copy of the proxy statement, and other material and any other documents that may be filed by Center Bancorp with the SEC in connection with the 2007 Annual Meeting, through the SEC's web site www.sec.gov. Shareholders may also obtain free copies of the proxy statement and other documents filed by Center Bancorp in connection with the 2007 Annual Meeting by directing a request to: Center Bancorp, Inc. at 2455 Morris Avenue, Union, New Jersey 07083, Attention: Anthony C. Weagley, Chief Financial Officer.

Forward-Looking Statements

All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Center Bancorp with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.